Exhibit (a)(5)
                    FORM OF ELECTION FORM


            GENERAL EMPLOYMENT ENTERPRISES, INC.

                        Election Form
   To Tender Options to Purchase Shares of Common Stock In
  Exchange for Replacement Options Pursuant to the Offer to
                       Exchange Dated
                       August 21, 2002

           The Offer and Withdrawal Rights Expire
     at 5:00 p.m., Central time, on September 20, 2002,
                 Unless the Offer is Extended

Complete this form, sign it and deliver it, along with your tendered option agreements, by regular mail or by private delivery service to Nancy C. Frohnmaier, Vice President
Corporate Secretary, at General Employment Enterprises,
Inc., One Tower Lane, Suite 2100, Oakbrook Terrace, IL
60181, as soon as possible, but in any event, before 5:00 p.m. Central time on September 20, 2002.

Delivery of this election form to an address other than as set forth above will not constitute a valid delivery.

Name of Optionee: ___________________________________

Social Security Number: _____-___-_____

I understand that I may tender any eligible options under the stock option plans. In return, after General Employment Enterprises, Inc. has accepted and cancelled my tendered options, General Employment Enterprises, Inc. will grant me, as of August 5, 2002, one new option for every eligible option that I exchange having an exercise price from $3.00 to $5.50 per share, and one new option for every two eligible options that I exchange having an exercise price above $5.50 per share.

I understand the following:

o I must be employed until the date my tendered options are cancelled to receive any replacement options.

o The exercise price of the new options will be $0.86 per share, which was the closing price of the Company's common stock on the American Stock Exchange on August 5, 2002.

o The replacement options will have a waiting period before they may be exercised that will be equal to the waiting period of the tendered options when they were granted. Existing options that had a two-year vesting period will be replaced by new options that will have a new two-year vesting period, and they will vest 100% on the two-year anniversary of the replacement grant date. Existing options that vested immediately at the time of original grant will be replaced by options that will vest immediately as of the replacement grant date.

o Replacement options will be issued in a full number of shares. Any fractional shares will be forfeited.

o Except for the exercise price and the vesting schedule, and other differences described in Section 13 of the Offer to Exchange, all of the terms of the replacement options will be substantially the same as the terms of the options being cancelled.

o Under certain circumstances set forth in the Offer to Exchange, General Employment Enterprises, Inc. may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange.


If General Employment Enterprises, Inc. accepts the options tendered hereby for exchange, I agree to give up my entire ownership interest in the options tendered, which are listed below, and I understand that they will become null and void on the date General Employment Enterprises, Inc. accepts my options for exchange. I acknowledge that this election is entirely voluntary.

I hereby make an election to tender the following eligible stock option grants:

Granted on _______________, for __________ shares at $_____ per share.

Granted on _______________, for __________ shares at $_____ per share.

Granted on _______________, for __________ shares at $_____ per share.

Granted on _______________, for __________ shares at $_____ per share.

Granted on _______________, for __________ shares at $_____ per share.

Granted on _______________, for __________ shares at $_____ per share.

Granted on _______________, for __________ shares at $_____ per share.

Granted on _______________, for __________ shares at $_____ per share.

Granted on _______________, for __________ shares at $_____ per share.

Granted on _______________, for __________ shares at $_____ per share.


For each eligible option listed above, I am enclosing with this election form the original stock option agreement, together with any amendments thereto. If any such agreements or amendments may have been lost, I am enclosing a properly completed affidavit of loss.

                             -2-


I understand that the Company will promptly send me a notice by mail to confirm that it has received this form and all supporting documentation. I prefer to receive the notice in the following manner instead (check no more than one):

/ /  By fax to this number:________________________________

/ /  By e-mail to this address:____________________________


Optionee's Signature:_______________________________________

Date: ____________________________________


Revised 9/5/02

                             -3-